EXHIBIT 4.5
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of [●], is by and among [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (the “Company”), CM Bermuda Ltd, a Bermuda exempted company limited by shares (the “Investor”), and any other Person that may hereafter become party hereto in the capacity as a shareholder of the Company in accordance with the terms and provisions of this Agreement (all such parties other than the Company, collectively, the “Investors” and each, an “Investor”).
WHEREAS, on August 6, 2020, the Company (f/k/a Third Point Reinsurance Ltd.), Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (“Sirius Group”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares (“Merger Sub”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub was merged with and into Sirius Group (the “Merger”), with Sirius Group surviving the Merger as a wholly owned Subsidiary of the Company;
WHEREAS, upon the consummation of the Merger, the Investor received [●] Common Shares, [●] Series A Preference Shares, $0.10 par value per share of the Company (the “Preference Shares”), which may convert into Common Shares, [●] warrants to purchase Common Shares (the “Warrants”) and $[●] aggregate principal amount of certain upside rights issued by the Company as Merger Consideration (as defined in the Merger Agreement) (the “Upside Rights”), which may convert into Common Shares; and
WHEREAS, the Company and the Investor wish to specify in this Agreement the terms of their agreement as to certain matters relating to the Company and the Investor’s ownership of Common Shares (including any Common Shares received upon the exercise or conversion of the Preference Shares and the Warrants, as applicable, and satisfaction of the Upside Rights).
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Voting Obligations.
(a)If the votes conferred by the Shares collectively beneficially owned by the Investor and its Affiliates and Related Persons would confer votes in excess of 9.9% of the votes conferred by all of the Shares issued and outstanding at any time, then the collective voting power of the Investor and its Affiliates and Related Persons shall be

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automatically and immediately reduced to 9.9% in the manner prescribed in Bye-Law [5.5].
(b)During the Standstill Effectiveness Period, the Investor and its Affiliates shall, and shall direct the Related Persons to, vote (including, if applicable, by delivering one or more proxies or through the execution of one or more written consents if shareholders of the Company are requested to vote through the execution of an action by written consent in lieu of any annual or special meeting of shareholders of the Company) the Common Shares and the Preference Shares owned by them or over which they have voting control, subject to the voting cut-back set forth in Section 1(a) above, to be present for quorum purposes, in favor of all those persons nominated to serve as directors of the Company by the Board or its Governance and Nominating Committee and against any nominee not so nominated.
2.Board Observer.
(a)Subject to Section 2(b), during the Standstill Effectiveness Period, the Investor shall have the right to designate one individual (such designee or its replacement pursuant to this Section 2, as applicable, the “Board Observer”) to attend in person or join telephonically all meetings of the Board in a non-voting, observer capacity; provided that, unless previously given permission by the Company, the Board Observer may not participate in any meeting of the Board while physically present in the United States unless at least one member of the Board is participating in such meeting while physically present in the United States. The Board Observer shall be given notice of all meetings of the Board in substantially the same manner and at substantially the same time as notice is sent to the members of the Board, and shall receive a copy of all notices, agendas and other material, written information distributed to all the members of the Board in substantially the same manner and at substantially the same time as sent to the members of the Board; provided that, as a condition to receiving such information, the Board Observer shall have entered into a mutually acceptable, customary confidentiality agreement with the Company with respect to all information so provided; provided, further, that the Company reserves the right to withhold any information and to exclude the Board Observer from the applicable portion of a meeting if the Board determines, in the exercise of its reasonable discretion, that access to such information or attendance at such portion of the meeting would result in (i) a loss of an attorney-client privilege or attorney work product protection or (ii) a conflict of interest (including information or meetings with respect to any action to be taken, or any determination to be made, by the Board regarding any transaction, agreement or dispute with the Investor or any of its Affiliates or any Related Persons).
(b)Notwithstanding the provisions of this Section 2, the Investor shall not be entitled to designate a particular Board Observer pursuant to Section 2(a) in the event that the Board reasonably determines in good faith that the designation of such individual would cause the Company to be not in compliance with applicable law or regulation. In such case described in the immediately preceding sentence, the Investor shall withdraw the designation of such proposed designee and, subject to Section 2(a), shall be permitted to designate a replacement therefor (which replacement designee shall also be subject to the requirements of this Section 2(b)).
3.Standstill.
(a)During the period beginning on the date of this Agreement and ending on the Standstill Termination Date, except as permitted by the Board in its sole discretion subject to clause (vii) below), at any time the Investor and its Affiliates and Related Persons collectively beneficially own nine and nine-tenths percent (9.9%) or more of the issued and outstanding Shares (the “Standstill Effectiveness Period”), the Investor shall not, and shall cause its controlled Affiliates and shall direct the Related Persons not to, and shall not facilitate or encourage any other Person to, directly or indirectly, in any manner:
(i)subject to Section 3(b), effect any acquisition of ownership (including by operation of law and including the acquisition of the right to vote or direct the voting of any Common Shares) of Common Shares or securities exercisable, exchangeable or convertible into Common Shares; provided, that this clause (i) shall not limit or otherwise restrict (subject to Section 5 and any restrictions on transfer applicable to the Investor, its Affiliates and Related Persons in any other agreement or instrument) the ability of the Investor or any of its Affiliates or Related Persons to dispose of any securities of the Company.
(ii)effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any tender offer, take-over bid, amalgamation, plan of arrangement, merger, exchange offer, consolidation, business combination, recapitalization, restructuring or other similar transaction involving the Company or any of its Subsidiaries (or any of their respective assets) or take any action which would, or would reasonably be expected to, result in or require public disclosure regarding any of the types of matters set forth in this clause (ii); provided, that this clause (ii) shall not limit or otherwise restrict the ability of the Investor or any of its Affiliates or Related Persons to (A) tender or sell securities of the Company in any such transaction or (B) vote Common Shares or Preferred Shares beneficially owned by the Investor or any of its Affiliates or Related Persons in connection with any such transaction;
(iii)(A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote for, or seek to advise or influence any Person in connection with the voting of, the election of directors not nominated by the Board, (B) solicit, encourage or facilitate, directly or indirectly, any third party to engage in any such solicitation for the election of directors not nominated by the Board, (C) make any public statement (or statement to another shareholder of the Company or statement which would, or would reasonably be expected to, result in or require public disclosure) in support of any such third-party solicitation for the election of directors not nominated by the Board or (D) seek or propose the election or appointment of any person to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek or propose the removal of any member of the Board;
(iv)(A) call, request the calling of, or otherwise seek or assist in the calling of a meeting of the shareholders of the Company or (B) seek, propose or submit, any proposal or matter of business (whether binding or not) to be considered or voted upon at a meeting of the shareholders of the Company, including pursuant to Rule 14a-8 under the Exchange Act or submit, or participate in, any “shareholder access” proposal;
(v)publicly seek or propose to influence or control the management or policies of the Company (or take any action which would, or would reasonably be expected to, result in or require public disclosure regarding any of the types of matters set forth in this clause (v));
(vi)have or disclose any intention, plan or arrangement prohibited by, or inconsistent with the foregoing or advise, assist or encourage or enter into discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing;
(vii)request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 3(a) (including this sentence), in a manner that would, or would reasonably be expected to, result in or require public disclosure of such request; or
(viii)agree or commit to any of the foregoing;
provided, that nothing in clause (i) or clause (ii) shall prohibit the Investor or any of its Affiliates or Related Persons from acquiring or offering to acquire, directly or indirectly, securities of any Person who beneficially owns Shares so long as (i) such Person owns less than 5% of the outstanding Common Shares and such Common Shares constitute less than 20% of such Person’s assets or (ii) such Person is a passive institutional investor or other passive investment vehicle or entity, with the investment in the underlying Common Shares being part of a portfolio managed on behalf of all investors in such investment.

(b)Notwithstanding the prohibition set forth in Section 3(a)(i), in the event that the Investor’s and its Affiliates’ and Related Persons’ collective beneficial ownership of the Fully Diluted Equity Outstanding decreases below the Maximum Percentage Ownership after the date of this Agreement by reason of (x) a sale of Shares by the Investor or any of its Affiliates or Related Persons to a third party or (y) an issuance or sale of Shares by the Company in which the Investor’s and its Affiliates’ and Related Persons’ collective beneficial ownership is diluted, then the Investor and its Affiliates shall be permitted to acquire Common Shares in one or more transactions in an amount such that their collective beneficial ownership would not exceed the Maximum Percentage Ownership.
4.Reinstatement of Voting Obligations, Board Observer and Standstill.
(a)Subject to Section 4(b), if the Investor and its Affiliates and Related Persons cease to collectively beneficially own at least 9.9% of the issued and outstanding Shares, all rights and obligations pursuant to Section 1, Section 2 and Section 3 shall terminate; provided that if, (i) prior to the twelve (12) month anniversary of the date of such termination, the Investor, its Affiliates and Related Persons again collectively beneficially own at least 9.9% of the issued and outstanding Shares of the Company, all rights and obligations pursuant to Section 1, Section 2 and Section 3 shall re-apply (and this Section 4 shall re-apply in the event that the Investor and its Affiliates and Related Persons subsequently cease to collectively beneficially own at least 9.9% of the issued and outstanding Shares); and (ii) during the period ending on the twelve (12) month anniversary of the date of such termination the Investor, its Affiliates and Related Persons continue to collectively beneficially own less than 9.9% of the issued and outstanding Shares of the Company, such termination shall no longer be subject to reinstatement.
(b)On and following the Standstill Termination Date, no rights and obligations pursuant to Section 2 and Section 3 shall reapply pursuant to Section 4(a).
5.Transfers.
(a)The Investor, its Affiliates and any Related Person may transfer Common Shares at any time without restriction or condition pursuant to (i) bona fide sales made on a registered securities exchange, (ii) registered offerings pursuant to the Registration Rights Agreement or (iii) broadly distributed underwritten private block sales conducted by one or more investment banks (collectively, “Distributed Sales”), and no transferee in any Distributed Sale shall become a Related Person or subject to this Agreement as a result of such transfer.
(b)Subject to Section 5(c), Section 5(d) and Section 5(e), if the Investor, any of its Affiliates or any Related Person seeks to transfer Shares or Warrants other than pursuant to a Distributed Sale, the Investor or other transferor shall notify the Company in writing at least twenty (20) Business Days in advance of such proposed transfer. Within ten (10) Business Days of receipt of such notification, the Company shall notify the Investor of any information that it reasonably requires in order to ascertain whether the proposed transferee is: (i) independent from the Investor and its Affiliates and Related Persons; and (ii) does not have any agreement, arrangement or understanding with the Investor or any of its Affiliates or Related Persons with respect to the acquisition, disposition or voting of the Shares (collectively, the “Independence Criteria”). If, within ten (10) Business Days following receipt of all reasonably requested information (or all information that Investor and its Affiliates are reasonably able to provide in response to the Company’s requests):
(i)the Company makes a good faith and reasonable determination that the proposed transferee does not satisfy the Independence Criteria (a “Negative Determination”), then it shall be a condition precedent to such proposed transfer that the proposed transferee, if not already a party to this Agreement, becomes a party to this Agreement by executing and delivering a joinder agreement hereto, in form and substance reasonably acceptable to the Company, in which the proposed transferee agrees to be subject, on a several but not joint basis with the Investor and its Affiliates to all covenants and agreements of the Investor in Section 1, Section 3 and Section 5 under this Agreement (any such transferee who delivers an executed joinder agreement in accordance with this Section 5(b), a “Related Person”); or
(ii)the Company does not make a Negative Determination, then the transfer may be made to the proposed transferee without condition and the transferee shall not become a Related Person or subject to this Agreement as a result of such transfer.
(c)On or following the Restriction Expiration Date, if the Investor, any of its Affiliates or any Related Person seeks to transfer Shares or Warrants other than pursuant to a Distributed Sale, and the Last Reported Sale Price is less than the Book Value Per Share for any ten (10) Trading Days within a consecutive thirty (30) Trading Day period prior to the notification to the Company described in clause (i) below, then:
(i)Investor, its Affiliates and any Related Person shall be permitted to individually or collectively transfer to any Person Shares or Warrants without condition or restriction so long as, at least two (2) Business Days prior to entering into any definitive agreement with respect to such transfer (other than a customary confidentiality agreement), the transferor(s) delivers to the Company written notification of the number of Shares and Warrants proposed to be transferred, as applicable, the name of the proposed transferee and the price at which the securities are proposed to be transferred;

(ii)within thirty (30) days of receipt of such notification, the Company shall have the right but not the obligation to offer to purchase, or to cause another Person to purchase on an “as is, where is” basis, all of the securities proposed to be transferred at the same price as proposed to be transferred to the proposed transferee (a “Matching Offer”) by delivering to the Investor written notification of a Matching Offer which offer shall be irrevocable for a period of fifteen (15) days following receipt by the proposed transferor(s);
(iii)if the Company delivers a Matching Offer, then the transferor(s) shall negotiate in good faith the definitive terms thereof during the fifteen (15) day period referenced in Section 5(c)(ii) and shall accept the Matching Offer unless the Company revokes or otherwise fails to adhere to the terms of the Matching Offer at the end of such period;
(iv)(A) if the Company does not deliver a Matching Offer within thirty (30) days of receipt by the Company of the notification referenced in Section 5(c)(i); or (B) if the sale to the Company is not consummated within fifteen (15) days (or any longer period required by applicable Law to consummate such sale) following acceptance by the Investor of the Matching Offer (each, a “Matching Offer Failure Date”), then the transferor(s) may thereafter sell the securities proposed to be transferred to the proposed transferee at or above the per share price which the Company was notified of pursuant to Section 5(c)(i);
(v)any sale of the securities proposed to be transferred to the proposed transferee pursuant to Section 5(c)(iv) may be made to the proposed transferee without condition and such transferee shall not become a Related Person or subject to this Agreement as a result of such transfer; and
(vi)if the sale to the proposed transferee is not agreed within six (6) months following the Matching Offer Failure Date, then the Investor, its Affiliates and any Related Person, as applicable, shall be required to again comply with the provisions of this Section 5(c) prior to another such sale; provided, that once executed within six (6) months any such transaction may be consummated after such six (6) month period subject to obtaining required regulatory approvals.
(d)Notwithstanding anything to the contrary in this Section 5, the Investor, its Affiliates, and any Related Person may transfer Shares or Warrants without condition to any Person (or any Affiliate of such Person) set forth on the Agreed List so long as such Person and its Affiliates are not, and will not become as a result of such transfer, the beneficial owner following such transfer of twenty percent (20%) or more of the Fully Diluted Equity Outstanding. No such Person or Affiliate shall become a Related Person or subject to this Agreement as a result of any such transfer.

(e)Notwithstanding anything to the contrary in this Section 5, the Investor and its Affiliates may transfer Shares, Warrants or the Upside Rights to Investor’s Affiliates; provided that, unless the transfer proposed to be undertaken will be a Distributed Sale, it shall be a condition precedent to any such transfer that the Affiliate to which such any such securities are proposed to be transferred, if not already a party to this Agreement, becomes a party to this Agreement by executing and delivering a joinder agreement hereto, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject, on a several but not joint basis with the Investor and any other Affiliates and Related Persons party thereto to all covenants and agreements of the Investor in Section 1, Section 3 and Section 5 under this Agreement.
(f)Investor and the Company agree that no Person to whom securities are permitted to be transferred pursuant to Section 5(a), Section 5(b)(ii), Section 5(c)(iv) and Section 5(d) shall be bound by the provisions of this Agreement as a result of such transfer. In the event of any transfer of certificated securities to such Persons (by the Investor or by any other Person), the Company shall promptly upon request by the Investor or upon otherwise becoming aware of such transfer remove any Investor Rights Agreement Legend from the applicable certificates and such Persons shall be entitled to receive from the Company, without expense to such Persons, the Investor or its Affiliates, a new instrument or certificate not bearing a legend stating such restriction. Neither the Investor nor any of its Affiliates shall be liable for the breach by any Related Person of any provision of this Agreement.
6.Legends; Securities Law Compliance. In the event that the Preference Shares are represented by certificates, each certificate representing the Preference Shares shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED).
In addition, in the event that the Common Shares, Preference Shares or Warrants issued to the Investor are represented by certificates, each certificate representing such Common Shares, Preference Shares or Warrants (as the case may be) shall bear the following legend (the “Investor Rights Agreement Legend”):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS SET FORTH IN AN

INVESTOR RIGHTS AGREEMENT, DATED AS OF [●] (AS IT MAY BE AMENDED), AMONG THE COMPANY AND THE OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE COMPANY.
7.Headings; Certain Definitions.
The headings and other captions contained in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.
“Affiliate” means, with respect to any Person, any Person (i) directly or indirectly controlling, controlled by or under common control with such Person or (ii) acting in concert with such Person.
“Agreed List” means any (i) (A) U.S. or Canadian pension fund with no less than $5 billion of assets, (B) world-recognized sovereign wealth fund with recent experience (at the time of such proposed transfer) in purchasing substantial minority stakes in U.S.-publicly listed companies, (C) U.S., Canadian or European institutional investor, or (D) investment fund managed by a U.S., Canadian or European private equity fund or family office, in each case of (A) through (D), only to the extent that the potential purchaser affirms that, if it would own 5% or greater of the outstanding voting shares, it would file a Schedule 13G in respect of its ownership; and (ii) Person set forth on the list set forth on Exhibit A hereto which list may be supplemented with names of additional Person from time to time, it being understood that once a Person is included on such list, it may not be removed.
“Agreement” has the meaning set forth in the preamble.
“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that (i) the words “within 60 days” in Rule 13d-3(d)(1)(i) shall be disregarded for the purposes of this Agreement and (ii) a Person shall also be deemed to be the beneficial owner of, without duplication, (a) all Common Shares and Preference Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, (b) all Common Shares and Preference Shares which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose and (c) all other Common Shares and Preference Shares to which such Person has economic exposure, including through any derivative transaction that gives any such Person or any of such Person’s Affiliates the economic equivalent of ownership of an amount of Common Shares or Preference Shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Shares or Preference Shares, or which provides such Person or any of such Person’s Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase or decrease in the value of Common Shares or Preference Shares, in any case without regard to whether (x) such derivative conveys any voting rights in Common Shares or Preference Shares to such Person or any of such Person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Common Shares or Preference Shares, or (z) such Person or any of such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Shares or Preference Shares.
“Board” means the board of directors of the Company.
“Board Observer” has the meaning set forth in Section 2(a).
“Book Value Per Share” means at any particular time the Company’s book value per Common Share on a fully diluted basis as last publicly reported by the Company in its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q or its Current Report on Form 8-K.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.
“Bye-Laws” means the Amended and Restated Bye-Laws of the Company.
“Common Shares” means the common shares, par value $0.10 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Distributed Sales” has the meaning set forth in Section 5(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fully Diluted Equity Outstanding” means the number of Common Shares that would be issued and outstanding upon the exercise, exchange or conversion of all securities or instruments exercisable, exchangeable or convertible into Common Shares, including all outstanding Company equity awards (including Sirius Group equity awards converted into Company equity awards), the Preference Shares, the Warrants and the Upside Rights.
“Independence Criteria” has the meaning set forth in Section 5(b).

“Investor” has the meaning set forth in the preamble.
“Investor Rights Agreement Legend” has the meaning set forth in Section 6.
“Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Matching Offer” has the meaning set forth in Section 5(c)(ii).
“Matching Offer Failure Date” has the meaning set forth in Section 5(c)(iv).
“Maximum Percentage Ownership” means the percentage derived by dividing (i) the number of Common Shares and Preference Shares beneficially owned by the Investor and its Affiliates as of the date of this Agreement by (ii) the Fully Diluted Equity Outstanding as of the date of this Agreement.
“Merger” has the meaning set forth in the recitals.
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the recitals.
“Negative Determination” has the meaning set forth in Section 5(b)(i).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization of any sort.
“Preference Shares” has the meaning set forth in the recitals.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, by and between the Company and the Investor.

“Related Person” has the meaning set forth in Section 5(b)(i).
“Restriction Expiration Date” means [•].1
“SEC” means the United States Securities and Exchange Commission.
“Shares” means collectively, the Common Shares and the Preference Shares.
“Sirius Group” has the meaning set forth in the recitals.
“Standstill Effectiveness Period” has the meaning set forth in Section 3(a).
“Standstill Termination Date” means the later of (i) [•];2 and (ii) the date on which the Investor or one of its Affiliates or Related Persons no longer has a representative designated by the Investor or one of its Affiliates or Related Persons serving as a director on the Board.
“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining the Company’s Average Share Price only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares
1  Note to Draft: 815 days after the date of this Agreement.
2  Note to Draft: 450 days after the date of this Agreement.

are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
“Upside Rights” has the meaning set forth in the recitals.
“Warrants” has the meaning set forth in the recitals.
8.Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Registration Rights Agreement (including all Schedules, Exhibits, Annexes, and other attachments to this Agreement and the Registration Rights Agreement) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto (and any Person that delivers an executed joinder agreement in accordance with this Agreement) any rights or remedies hereunder.
9.Notices. All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):
If to the Company, to it at:
[●]
Attention: [●]
Email:  [●]
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Nicholas F. Potter
Email:  nfpotter@debevoise.com

If to the Investor, to:
[●]
Attention: [●]
Email:  [●]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Todd E. Freed
         Jon A. Hlafter
E-mail:   todd.freed@skadden.com
          jon.hlafter@skadden.com
10.Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10 shall not be required to provide any bond or other security in connection with any such order or injunction.
11.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
12.Governing Law; Jurisdiction.
(a)This Agreement, and all actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the laws of another jurisdiction.
(b)All actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 12(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
13.Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term.

Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized director or officer of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
14.Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
15.Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Subject to Section 4, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect; provided that Investor shall be entitled to collaterally assign and/or pledge its rights under this Agreement to any of its lenders and/or its Affiliates’ lenders.
16.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
[COMPANY]

by
        Name:
        Title:
[INVESTOR]

by
        Name:
        Title: